Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 14, 2011

CLARCOR REPORTS THIRD QUARTER 2011 RESULTS
DILUTED EARNINGS PER SHARE GROW 15%

Unaudited Third Quarter 2011 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended			Nine Months Ended
	08/27/11	08/28/10	Change	08/27/11	08/28/10	Change
Net sales	$284.8	$262.8	8%	$819.1	$735.8	11%
Operating profit	46.5	41.7	11%	126.5	100.8	26%
Net earnings - CLARCOR	32.1	28.3	13%	86.8	67.1	29%
Diluted earnings per share	$0.63	$0.55	15%	$1.69	$1.31	29%
Operating margin	16.3%	15.9%	0.4 pts	15.4%	13.7%	1.7 pts

FRANKLIN, TN, Wednesday, September 14, 2011--CLARCOR Inc. (NYSE: CLC) reported its financial results for the third quarter of 2011. Diluted earnings per share of $0.63 grew 15% from last year's third quarter on the strength of an 8% increase in net sales and a 0.4 percentage point improvement in operating margin. Changes in average foreign currency exchange rates positively influenced net sales by $6.5 million, or 2%, and operating profit by $1.2 million, or 3%, in the third quarter of 2011 compared with the third quarter of 2010.

Diluted earnings per share of $1.69 for the first nine months of 2011 were 29% higher than the same prior year period driven by an 11% increase in net sales and 1.7 percentage point improvement in operating margin. Changes in average foreign currency exchange rates positively influenced net sales by $13.4 million, or 2%, and operating profit by $2.7 million, or 3%, in the first nine months of 2011 compared with the first nine months of 2010.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, commented, “The third quarter was another solid quarter for us. Our diluted earnings per share of $0.63 were our second highest quarterly earnings in the history of CLARCOR-second only to the $0.64 last quarter. In addition, the third quarter marked the seventh consecutive quarter where we exceeded the previous year's quarterly diluted earnings per share by at least 15%. This consistent success is a result of the continued execution of our long-term strategy including a commitment to sustainable growth, cost containment and continuous improvement.

“All of our reporting segments contributed to our strong financial performance with each improving operating margin by at least 1.3 percentage points and growing operating profit by at least 20% in the first nine months of 2011 compared with the same period last year. Of particular note, our Industrial/Environmental Filtration segment's operating margin once again exceeded 10% in the third quarter and is on pace to exceed this target for the full year. As a result of the balanced segment performance, our overall operating margin of 15.4% in the first nine months of 2011 exceeds our full year 2010 operating margin of 14.3%-our highest full year operating margin in almost twenty years.

“Our strong financial performance in 2011 is driven in part by the 11% increase in net sales compared with the first nine months of 2010. This growth would not be possible without the introduction of new products and new markets and a focus on international expansion. We anticipate our filter markets will continue to grow going forward as evidenced by our $28 million commitment over the next three years to expand our heavy-duty engine filter capacity in the U.S. In addition, we remain focused on growth outside the U.S., where net sales have increased 13% in the first nine months of 2011 despite a reduction in our China heavy-duty engine filter sales in the third quarter. The slowdown in China in the third quarter was the result of softer demand from our OEM first-fit customers as they adjusted their production schedules. We expect a return to higher growth in China in the fourth quarter and still expect our China heavy-duty engine filter sales to grow approximately 30% for the full year-our original target for 2011.

“Our 33.7% gross margin percentage in the third quarter was our third highest quarterly gross margin percentage in almost twenty years but was lower than the 34.8% gross margin percentage in the third quarter of 2010. This reduction in gross margin from the prior year third quarter was primarily the result of additional costs that we incurred to launch a new air filtration product and a higher sales mix of capital vessels versus aftermarket filters in our natural gas market. In general, we anticipate maintaining our gross margin percentage between 33.5% and 34.5%, with some quarters closer to the higher end of this range than others.

“Our continued focus on cost is evident from our 1.7 percentage point reduction in selling and administrative expenses as a percentage of sales for the third quarter primarily from our efforts to control our administrative expenses while still expanding our investment in sales and technology resources. As a result, combined selling and administrative expenses were actually lower in the third quarter of 2011 compared with last year's third quarter despite an 8% increase in sales. The reduction in administrative expenses is indicative of our culture to continue to manage costs prudently while still supporting growth.”

Third Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment increased $10.7 million, or 9%, compared with the third quarter of 2010. This increase in net sales was primarily related to higher volume and pricing of heavy-duty engine filter sales in the U.S. Overall, the increase in net sales was the result of 8% growth domestically and 10% growth outside the U.S. (2% when adjusted for changes in foreign currency exchange rates). The slower growth outside the U.S. in the third quarter was influenced by a 13% reduction in net sales in China as some of our OEM customers adjusted production schedules and sold down existing inventory. We expect our China heavy-duty engine filter sales to return to higher growth in the fourth quarter and expect our full year growth to be approximately 30%. Heavy-duty truck tonnage in the U.S. was approximately 5% higher in our first eight fiscal months of 2011 compared with the same period last year.

Operating profit at our Engine/Mobile Filtration segment increased $4.2 million, or 16%, from the third quarter of 2010. This increase in operating profit was primarily the result of higher year-over-year heavy-duty engine filter sales. Our operating margin improved 1.5 percentage points from last year's third quarter to 23.3%-our highest quarterly operating margin in this reporting segment since the third quarter of 2008. This operating margin improvement was primarily the result of our ability to leverage our fixed manufacturing and selling and administrative costs.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased $12.8 million, or 11%, from the third quarter of 2010. Net sales in the U.S. increased 16% while net sales outside the U.S. declined 2% (11% when adjusted for changes in foreign currency exchange rates). The slower growth outside the U.S. was influenced by lower sales in Europe in part due to the timing of larger system sales in Germany and less favorable Euro zone economic conditions. Our growth in domestic sales was the result of higher natural gas vessel sales, increased sales of new air filtration products and incremental sales from our acquisition of TransWeb.

Operating profit at our Industrial/Environmental Filtration segment increased $0.8 million, or 6%, from the third quarter of 2010. Our 10.3% operating margin in the third quarter declined 0.5 percentage points from last year primarily due to additional costs to launch a new air filtration product and a higher mix of capital vessel versus aftermarket filter sales in our natural gas market. With a 9.8% operating margin in the first nine months of 2011, we expect to exceed an operating margin of 10% in this reporting segment for the full year.

Packaging Segment

Net sales in our Packaging segment declined $1.5 million, or 6%, from the third quarter of 2010. This reduction in sales was primarily the result of lower smokeless tobacco packaging sales as our customers were building inventory in last year's third quarter to support product launch. As a result of these lower sales, operating profit in our Packaging segment declined $0.2 million, or 8%, and operating margin decreased 0.2 percentage points from the third quarter of 2010. However, for the first nine months of 2011, operating profit increased $2.7 million, or 46%, and operating margin increased 3.7 percentage points from the same prior year period.

2011 Guidance

Norm Johnson commented: “Our third quarter extended a string of successful quarters. We expect 2011 to be another record earnings year for us as we continue to execute our long-term strategy. However, we enter the fourth quarter with some caution. We experienced some challenges with slower economic activity in Europe and China in the third quarter, and uncertainty prevails in the U.S. economy going forward. Accordingly, we are maintaining our current 2011 diluted earnings per share guidance at $2.25 to $2.40. We expect to be in the upper end of this range assuming there are no major economic disruptions in the fourth quarter.”

Updated projected sales growth and operating margin by segment and on a consolidated basis are as follows:

	2011 Estimated Sales Growth	2011 Estimated Operating Margin

Engine/Mobile Filtration	14.0% to 15.0%	21.5% to 22.5%
Industrial/Environmental Filtration	11.0% to 12.0%	10.0% to 11.0%
Packaging	-5.0% to -2.0%	10.0% to 12.0%
CLARCOR	11.0% to 12.0%	15.0% to 16.0%

We expect 2011 cash from operations will be between $115 million and $120 million, capital expenditures will be between $30 million and $35 million and our effective tax rate will range between 31.0% and 32.0%. Our 2011 guidance includes the impact of the TransWeb acquisition.

CLARCOR will be holding a conference call to discuss the third quarter 2011 results at 10:00 a.m. CDT on September 15, 2011. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 5751948. The replay will be available through September 27, 2011 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth and results of operations, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business, growth and cost reduction strategies; statements related to potential increases in commodity prices and our ability to respond to such increases; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the "Risk Factors'' section of the Company's 2010 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2011 UNAUDITED THIRD QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	August 27, 2011	August 28, 2010	August 27, 2011	August 28, 2010
Net sales	$284,819	$262,770	$819,072	$735,770
Cost of sales	188,945	171,209	542,783	489,561

Gross profit	95,874	91,561	276,289	246,209

Selling and administrative expenses	49,413	49,869	149,757	145,409

Operating profit	46,461	41,692	126,532	100,800

Other income (expense):
Interest expense	(87)	(103)	(352)	(340)
Interest income	170	70	446	186
Other, net	16	15	(412)	(582)
	99	(18)	(318)	(736)

Earnings before income taxes	46,560	41,674	126,214	100,064

Provision for income taxes	14,401	13,103	39,253	32,751

Net earnings	32,159	28,571	86,961	67,313

Net (earnings) losses attributable to noncontrolling interests	(89)	(245)	(202)	(236)

Net earnings attributable to CLARCOR Inc.	$32,070	$28,326	$86,759	$67,077

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.63	$0.56	$1.72	$1.32
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.63	$0.55	$1.69	$1.31

Weighted average number of shares outstanding - Basic	50,527,206	50,796,393	50,563,556	50,700,066
Weighted average number of shares outstanding - Diluted	51,200,241	51,248,957	51,256,621	51,145,071

Dividends paid per share	$0.1050	$0.0975	$0.3150	$0.2925

CLARCOR INC. 2011 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 27, 2011	November 27, 2010
ASSETS
Current assets:
Cash and cash equivalents	$127,065	$117,022
Restricted cash	994	708
Accounts receivable, less allowance for losses of $10,647 and $11,428, respectively	208,200	188,186
Inventories	209,701	182,384
Deferred income taxes	25,588	25,081
Income taxes receivable	1,982	7,324
Prepaid expenses and other current assets	6,994	5,568
Total current assets	580,524	526,273

Plant assets, at cost, less accumulated depreciation of $292,382 and $275,372, respectively	185,170	181,175
Assets held for sale	2,000	2,000
Goodwill	237,138	228,105
Acquired intangibles, less accumulated amortization	100,119	91,174
Deferred income taxes	—	1,000
Other noncurrent assets	13,008	12,684
Total assets	$1,117,959	$1,042,411

LIABILITIES
Current liabilities:
Current portion of long-term debt	$1,347	$146
Accounts payable and accrued liabilities	153,327	160,206
Income taxes	4,500	3,105
Total current liabilities	159,174	163,457

Long-term debt, less current portion	16,005	17,331
Long-term pension and postretirement healthcare benefits liabilities	56,679	66,124
Deferred income taxes	36,066	31,266
Other long-term liabilities	14,090	5,138
Total liabilities	282,014	283,316

Contingencies
Redeemable noncontrolling interests	1,650	1,568

SHAREHOLDERS' EQUITY
Capital stock	50,231	50,335
Capital in excess of par value	28,394	33,698
Accumulated other comprehensive loss	(23,376)	(35,041)
Retained earnings	778,310	707,478
Total CLARCOR Inc. equity	833,559	756,470
Noncontrolling interests	736	1,057
Total shareholders' equity	834,295	757,527
Total liabilities and shareholders' equity	$1,117,959	$1,042,411

CLARCOR INC. 2011 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED CASH FLOWS
(Dollars in thousands)

	Nine Months Ended
	August 27, 2011	August 28, 2010
Cash flows from operating activities:
Net earnings	$86,961	$67,313
Depreciation	20,679	20,357
Amortization	4,160	3,563
Other noncash items	180	(25)
Net loss on disposition of plant assets	168	252
Stock-based compensation expense	4,786	4,004
Excess tax benefit from stock-based compensation	(2,338)	(1,893)
Change in short-term investments	—	32,171
Change in assets and liabilities, excluding short-term investments	(45,387)	(24,634)
Net cash provided by operating activities	69,209	101,108

Cash flows from investing activities:
Restricted cash	(317)	(166)
Business acquisitions, net of cash acquired	(14,160)	—
Additions to plant assets	(16,789)	(17,305)
Proceeds from disposition of plant assets	244	88
Proceeds from insurance claims	—	557
Investment in affiliates	—	(100)
Net cash used in investing activities	(31,022)	(16,926)

Cash flows from financing activities:
Net payments under multicurrency revolving credit agreement	—	(35,000)
Payments on long-term debt	(1,825)	(115)
Sale of capital stock under stock option and employee purchase plans	6,900	4,979
Acquisition of noncontrolling interests	—	(732)
Purchase of treasury stock	(18,204)	(10,009)
Excess tax benefits from stock-based compensation	2,338	1,893
Dividend paid to noncontrolling interests	(321)	—
Cash dividends paid	(15,927)	(14,828)
Net cash used in financing activities	(27,039)	(53,812)
Net effect of exchange rate changes on cash	(1,105)	(2,423)
Net change in cash and cash equivalents	10,043	27,947
Cash and cash equivalents, beginning of period	117,022	59,277
Cash and cash equivalents, end of period	$127,065	$87,224

Cash paid during the period for:
Interest	$95	$1,126
Income taxes, net of refunds	$26,505	$37,058

CLARCOR INC. 2011 UNAUDITED THIRD QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2011
	Quarter Ended February 26	Quarter Ended May 28	Quarter Ended August 27	Nine Months
Net sales by segment:
Engine/Mobile Filtration	$111,328	$131,276	$129,467	$372,071
Industrial/Environmental Filtration	112,119	133,499	132,380	377,998
Packaging	22,273	23,758	22,972	69,003
	$245,720	$288,533	$284,819	$819,072

Operating profit by segment:
Engine/Mobile Filtration	$21,202	$29,592	$30,175	$80,969
Industrial/Environmental Filtration	7,248	16,179	13,650	37,077
Packaging	2,841	3,009	2,636	8,486
	$31,291	$48,780	$46,461	$126,532

Operating margin by segment:
Engine/Mobile Filtration	19.0%	22.5%	23.3%	21.8%
Industrial/Environmental Filtration	6.5%	12.1%	10.3%	9.8%
Packaging	12.8%	12.7%	11.5%	12.3%
	12.7%	16.9%	16.3%	15.4%

	2010
	Quarter Ended February 27	Quarter Ended May 29	Quarter Ended August 28	Nine Months
Net sales by segment:
Engine/Mobile Filtration	$96,428	$113,434	$118,753	$328,615
Industrial/Environmental Filtration	102,027	117,566	119,589	339,182
Packaging	16,676	26,869	24,428	67,973
	$215,131	$257,869	$262,770	$735,770

Operating profit by segment:
Engine/Mobile Filtration	$17,862	$23,643	$25,937	$67,442
Industrial/Environmental Filtration	4,283	10,371	12,887	27,541
Packaging	751	2,198	2,868	5,817
	$22,896	$36,212	$41,692	$100,800

Operating margin by segment:
Engine/Mobile Filtration	18.5%	20.8%	21.8%	20.5%
Industrial/Environmental Filtration	4.2%	8.8%	10.8%	8.1%
Packaging	4.5%	8.2%	11.7%	8.6%
	10.6%	14.0%	15.9%	13.7%